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                                                                     EXHIBIT 5.1

                                                         May 1, 2001

Netzee, Inc.
6190 Powers Ferry Road
Suite 400
Atlanta, Georgia 30339

Ladies and Gentlemen:

         We are acting as your counsel in connection with the registration of 1,506,465 shares of Common Stock, no par value (the "Shares"), of Netzee, Inc., a Georgia corporation. The Shares are being registered with the Securities and Exchange Commission under a Registration Statement on Form S-8 (the "Registration Statement"). The Shares are to be offered pursuant to the Netzee, Inc. 1999 Stock Option and Incentive Plan, as amended (the "Plan"). We are familiar with the relevant documents and materials used in preparing the Registration Statement and prospectus as a part thereof (the "Prospectus").

         Based on our review of the relevant documents and materials, it is our opinion that when (a) the Registration Statement shall have become effective, and (b) the Shares shall have been issued upon the terms and conditions set forth in the Plan, the Registration Statement and the Prospectus, then the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    SUTHERLAND ASBILL & BRENNAN LLP


                                    /s/ Sutherland Asbill & Brennan LLP


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